Exhibit 10.1

Sandy Price

SVP Human Resources

Mailstop: KSOPHF0310

6200 Sprint Parkway

Overland Park, KS 66251

May 24, 2010

Mr. Bob L. Johnson

6200 Sprint Parkway

Overland Park, KS 66251

Dear Bob:

This letter addresses your eligibility for benefits under Sprint’s Executive Relocation Program (“Program”) as a result of the 2008 relocation of your place of performance to Overland Park, KS, as documented in your December 31, 2008 Amended and Restated Employment Agreement. You have agreed to establish a secondary residence in the vicinity of the Company’s Overland Park headquarters by August 1, 2011.

This letter confirms that, pursuant to Section 1.07 of the Program, the standard “12-month eligibility period” for purposes of your eligibility for benefits under the Program, including the Forfeiture of Relocation Benefits and Payback Provision of Section 13.01 of the Program, will be extended to August 1, 2011.

We also wish to advise you that in lieu of the “Interim Living” portion of the Relocation Lump Sum, as described in Section 5 of the Program, you will receive up to 14 months of an interim living-expense payment payable in monthly amounts of $2,700, grossed up, from June 1, 2010 until July 1, 2011. Additionally, due to the extension of the normal 12-month eligibility period, you will be eligible for gross up on relocation benefits outlined in Section 12.01 which would normally be excluded from income.

In exchange for these enhancements, and because you have advised us that you do not intend to relocate your primary residence, you will not be eligible for the Home Selling Benefits described in Section 4 of the Program. You will also be required to reimburse Sprint for any interim living and relocation related expense if you have not established your secondary residence by August 1, 2011 or if you voluntarily terminate employment prior to August 1, 2012.

A copy of the Program is enclosed for your reference. As noted above, the interim living payments will be paid monthly, once you complete and return the Relocation Benefits Initiation Form to the Corporate Relocation Department. Pat Sparks, Relocation Manager, will contact you to assist in submission of this form and to answer any questions you may have regarding the relocation benefits you are eligible to receive.

Sincerely,

Sandy Price